Enterprise Financial
First Quarter Earnings Call
Tuesday, April 25, 2017, 2:30 PM CST
Peter Benoist, CEO
Keene Turner, EVP & CFO
Scott Goodman, President, Enterprise Bank & Trust
Jim Lally, President, Enterprise Financial Services

Operator:
Good day, everyone, and welcome to today’s earnings conference call. At this time all participants are in a listen-only mode. Later you will have the opportunity to ask questions during the question and answer session. You may register to ask a question at any time by pressing the star and 1 on the touchtone phone. Please note this call is being recorded.

At this time, I would like to turn the conference over to Mr. Peter Benoist. Please go ahead.

Peter Benoist:
- and I wanted to take this opportunity to thank all of you for your interest and your support. It’s been a real honor and a privilege to serve as your CEO for the last eight years. Having said that, I have the utmost confidence that Jim Lally and his team will continue to deliver outstanding shareholder value for our investors. I’ll remain a consultant to the board and the management team through the end of this year and it’s with great pride that I turn this call over to Jim Lally. Jim?

Jim Lally:
Thank you, Peter, and good afternoon, everyone and thank you for taking time to join us for our first quarter earnings call. I’m joined this afternoon by Keene Turner, CFO of our company, and Scott Goodman, President of Enterprise Bank & Trust.

We’ve continued our webcast format for this earnings call and refer you to our corporate website for a copy of the accompanying presentation which will be the subject of the call. The presentation and earnings release were furnished on SEC Form 8-K yesterday. Please refer to slide 2 of the presentation entitled Forward-Looking Statements and our most recent 10-K and 10-Q for reasons why actual results may vary from any forward-looking statements we make today.
Before we get into the numbers for the quarter, I want to recognize Peter for his exceptional leadership over the last nine years and wish him all the best in his retirement.
(Applause)
The first quarter has been a historical one for the company as we closed on the largest acquisition in the company’s history. The current integration of JCB has kept us very busy during the quarter but despite this, we remain focused on sustaining our core growth trends and our longer term strategic objectives.
Our financial scorecard is presented on slide 4. The company’s strong performance has continued into 2017. Core EPS improved by 26 percent compared to the first quarter of 2016. Continued strong loan growth and expansion of our net interest margin has driven year-over-year growth in net interest income dollars by 27 percent when compared to the same period in 2016. These results are a product of steady loan and deposit growth throughout the year.

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Our relationship-oriented approach continues to serve us well as seen through our rigorous defense of our net interest margin. Compared to the first quarter of 2016, we saw net interest margin grow by 9 basis points to 3.63 percent.
Credit remains very solid. Both non-performers and classified assets improved from year-end 2016 and overall credit statistics compared favorably to our peer group. Even with the additional expenses related to JCB, we continue to show the ability to positively leverage our fixed expense base as our efficiency ratio improved by 1 percent compared to a year ago. However, it did increase compared to the linked quarter due to the acquisition expenses but we would expect to see improvement of this ratio by the end of the year.
Finally, we are very proud of our continued ability to fund our loan growth with core deposits. Our focus in this area, coupled with our relationship approach is the key to this success. Overall deposit growth inclusive of the JCB acquisitions grew by 38 percent compared to one year ago. Also impressive, we were able to grow our deposits on an organic basis by 11 percent over the same time period.
I would now like to turn it over to Scott Goodman who will provide more color as it relates to our loan and deposit growth, as well as providing more insight to our achievements within our markets.

Scott Goodman:
Thanks, Jim. Loan growth continues on a healthy pace as outlined on slide 5. The growth in Q1 is a combination of acquired as well as ongoing organic activity. The JCB portfolio added $678 million in new loans, pushing the one-year growth rate to 36 percent. Net of the acquired loans, organic sales channels also continue to produce strong results at a 12 percent rate over this same period.

Focusing on C&I lending, slide 6 illustrates our ongoing double digit pace. Year over year growth of 15 percent includes the addition of $79 million in C&I loans from JCB to the portfolio, while organic regional and specialty businesses remain steady, also contributing to the growth at an annualized rate of roughly 10 percent.
Acquired and organic activities produced growth across all sectors of the portfolio in Q1. Slides 6 and 7 break this down both by loan type and by market.
Specialized lending growth was led by a seasonally strong quarter for Enterprise Value Lending. Our existing private equity sponsors have been able to execute on some attractive investments recently, and our efforts to expand the sponsor-base into markets like Dallas and Boston are providing new relationship opportunities.
While market pressures stemming from higher purchase multiples are creating a challenge, our private equity partners generally remain disciplined as they develop alternative sources to surface new opportunities. Most also have a positive outlook for the lower middle market M&A and continue to successfully raise additional capital consistent with historic investment parameters.
Life insurance premium finance also posted growth consistent with seasonally light first quarter expectations. We are seeing some pricing pressures in this business particularly from a couple large regional banks. We’re remaining disciplined and protecting margin at this point based on our relationships with existing advisor firms and our strong reputation in the specialty. We’ve seen the larger banks come in and out of this sector in the past and expect our value proposition of consistent execution and consultancy with the advisory firms to keep us competitive.

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In Kansas City, we posted strong growth in the quarter with a net increase of $23 million or 22 percent annualized. Results were a combination of growth across multiple sectors including C&I, CRE and consumer. The Kansas City metro area and the urban core, in particular, continues its steady growth and expansion and we’re benefitting from new investors entering the market for industrial, commercial and residential projects. We’ve also been able to leverage our tax credit expertise to win new relationships for institutions and C&I businesses expanding within the region.
Furthermore, our growth in this market has enabled us to attract talented and experienced bankers to our team. Most recently, we’ve added two such bankers from larger competitors since year-end. Both are relationship managers with ten-plus years of experience handling large client portfolios in the middle market, C&I and CRE spaces.
In Arizona, we grew by $10 million or an annualized rate of 18 percent in the quarter. As I mentioned last call, we transitioned several experienced bankers from our Kansas City region into Arizona recently to complement several other new local bankers that we had added to the platform there. We look to capitalize on developing opportunities and growth in this market and the expanded team has gained momentum quickly. Growth in the quarter resulted from several new CRE projects and a large new C&I relationship that was moved from a regional competitor.
In St. Louis, the team has been highly focused on the integration of JCB and the addition of the JCB bankers and clients transforms our St. Louis portfolio to $2.2 billion. A large majority of the JCB book is commercial real estate which fits comfortably with the sector makeup of our existing portfolio.
From a personnel standpoint, we’ve been able to integrate their commercial bankers into our existing team and retain all key JCB branch personnel. Our approach has been to minimize client disruption and maintain the relationships that were in place with JCB client-facing associates.
From an organic perspective during the quarter, St. Louis continues to originate solid, new C&I loan opportunities complemented by select CRE projects of targeted investors. Organic growth in the quarter was quelled by some large CRE payouts resulting from various events including project completions on SBA504 loans, some property sales and several competitive rate decisions. Looking forward and given competitive pressures in CRE lending, continued momentum for us in specialty and C&I origination pipelines provides flexibility for us to expand the CRE book thoughtfully and strategically.
Deposit growth is profiled on slide 9. It shows the impact of the JCB acquisition pushing total deposits above the $4 billion mark and vaulting us into the number four position in the St. Louis market, overall. The additional acquired deposits of $774 million has been complementary to our legacy portfolio. The JCB branches have expanded our distribution into southern and western portions of the region while retaining an attractive deposit mix at roughly 26 percent non-interest bearing accounts.
Organic deposits were also up for the quarter, consistent with seasonal growth expectations and show an increase of over 11 percent from the same period last year.
Our strategic focus on developing a sales process to emphasize deposit production has enabled us to maintain this double digit growth base required to support our lending activity. Success has been the result of both focused initiatives and incorporating deposit production into our sales culture, in general. We positioned dedicated leadership into roles which emphasize deposit growth including our newly appointed director of

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deposits, regional consumer sales managers and several new commercial deposit RMs. Much of our emphasis in the sales process, moving forward, will also be centered around initiatives that can help drive both the growth and cost effective profile of our funding base.
Now, I’d like to turn the call over to Keene Turner for a review of our financial performance.

Keene Turner:
Thank you, Scott. First quarter results continue to be strong and reflective of both our organic execution and recent acquisition efforts. Slide 10 reconciles $0.56 of reported earnings per share to $0.59 of core earnings per share. As you can see, non-core acquired asset contribution was relatively straightforward this quarter at $0.03 per share and we also reported $0.06 per share of merger expenses for JCB.

The merger-related items were comparable to the fourth quarter and the notably higher acceleration activity from Q4 in the non-core acquired book drove the increase in reported EPS. Nonetheless, we’re off to an excellent start for 2017 with a strong first quarter. Core EPS was equal to our typically seasonally strongest quarter at $0.59 per share and the return on average assets of 1.17 percent is a positive to start the year. Additionally, we closed JCB early in the year and it was sooner than we had previously indicated.
Turning to slide 11, we’ll walk through the changes in our core earnings per share from the linked fourth quarter. Obviously, the income statement was affected by the results from JCB since February 10th. On this slide, we attempt to isolate those results on EPS and characterize the underlying fundamental performance which was encouraging, in my view, to start the year. Those trends obviously bode well for our results for the quarters to come
High level, we estimate that from an EPS perspective, JCB added about a penny per share when you reflect the share issuance and some finance cost assumptions. On top of that, there was a $0.06 per share income tax benefit from the implementation of the new accounting standard for share-based awards. We believe this item is core and we expect this to continue principally in the first quarter of future periods.
We posted a slightly higher provision for loan losses at $0.02 per share and expenses and non-interest income were impacted by seasonality by $0.03 and $0.05, respectively.
Net interest income, however, expended $0.03 per share in the linked quarter and I’ll walk through that more in detail on slide 12.
Core net interest income increased to $37.6 million for the first quarter. Of that increase, we estimate the legacy Enterprise earnings grew by approximately $1 million due to the impact of growth, as well as strong net interest margin performance.
Our balance sheet and margin were both positively impacted by several interest rate factors. First, the interest rate increase in December positively impacted our loan yield which expanded 21 basis points, sequentially. Additionally, we pre-purchased a significant portion of the JCB investment portfolio in the fourth quarter and early in the first so we had a full quarter with some higher investment rates in typical agency mortgage-backed paper that we buy at the 2.7 to 2.8 percent range and that drove up the overall yield in the investment portfolio.
Further, the seasonally high liquidity we had at yearend began to be deployed by customers and we leveraged the sub-debt offering that occurred early in Q4. We reported

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that those items decreased the Q4 net interest margin by 3 and 7 basis points, respectively.
For the rest of our funding, interest rates on wholesale and other variable rate borrowings increased, but we’ve seen our core deposit rates remain relatively stable. We’re always managing them closely in order to defend and protect funding levels and to support our growth, thus the linked quarter increase was only 2 basis points and only 5 basis points from the prior year.
With all that said, core net interest margin increase 19 basis points in the linked quarter to 3.63 percent. Again, the largest driver of the improvement was the underlying rate impact for legacy Enterprise. JCB’s historical margin was slightly lower but purchasing accounting impact blended that back and provided some aid to the first quarter market.
To reaffirm what we are expecting going forward we have targeted 2017 portfolio loan growth at or above 10 percent. We were right around 7 percent in the first quarter so we feel good about our progress thus far.
We’re managing the balance sheet to remain modestly asset sensitive, about $2.2 billion, or 56 percent of the portfolio remains variable rate of which approximately two-thirds will experience some sort of repricing in the near term. That composition was affected by the portfolio from JCB that came on and drove that down just slightly.
We’ve also yet to experience much of the impact from the market interest rate increase so we’re optimistic that we will again have some sequential core net interest margin expansion. That said, our focus is on net interest income growth in dollars and not just from full quarter impacts of JCB.
On slide 13, credit trends continue to support our profitability. We experienced modest net recoveries in the quarter with $56 million of portfolio loan growth. The $1.5 million provision in the quarter actually increased comparative coverage on the allowance for loan losses to total loans by 3 basis points, to 1.23 percent. This increased coverage was largely driven by provisioning on one non-performing loan we’ve been discussing for the last couple quarters. Worth noting, the mark on JCB’s loan portfolio was 3.5 percent and pro forma coverage on allowance to portfolio loans would then be 1.65 percent.
Our posture is to continue to provide for credit losses that may be inherent in the portfolio. However, our credit performance over a prolonged period of time makes that increasingly challenging. Nonetheless, coverage of non-performing loans increased to 283 percent on March 31st.
In slide 14, non-interest income for the quarter was $7 million. Seasonality and tax credits drove the decline from the fourth quarter which is our strongest sales quarter.
The growth in underlying fee businesses combined with $700,000 contributed from JCB, principally in deposit service charges, mitigated that seasonal decline. Overall, fee income results are solid out of the gate as demonstrated in swap fees and card services businesses.
I’ll take you briefly through expenses on slide 15. These expenses already exclude merger-related items of $1.7 million for the quarter. High-level roll-forward for this quarter was $21.1 million in Q4 of expenses plus $0.8 million in seasonal payroll taxes for first quarter, gets you to $22 million. Add to that the JCB expenses for half the quarter of approximately $3 million. Thus, we reported $25 million of operating

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expenses in the first quarter. The efficiency ratio increased to 56 percent but we’re still down 1 percent from the prior year even with JCB, which is a positive in my view.
First quarter results include only a modest amount of run rate cost savings from JCB as we’ve been running both core systems among other things since closing and we have almost a full second quarter until systems conversion in late May. Thus, we expect the absolute level of expenses to increase in Q2, including the remaining merger-related charges. After that during the third and by the fourth quarter, we expect the efficiency ratio to improve as the cost savings are realized in the second half of 2017.
We will also have a full quarter of JCB revenues and we expect our current quarter results to drive continued revenue expansion. So a high level efficiency ratio we’re forecasting at the current level is a reasonable estimate for next quarter with potential for modest improvement due to revenue expansion.
Moving forward in dollars, JCB’s full quarter expenses are around $6 million combined with our current level. That’s $28 million, total. The synergies are estimated at $2 million per quarter fully phased in. As we continue to invest in the business, we’ll have some core expense growth gradually throughout 2017. I expect expenses by the fourth quarter to be relatively clean, assuming there are no material changes to plans or strategies as it relates to our core business or JCB. The resulting range for the year is $25 to $28 million on a quarterly basis with the highest level for the second quarter.
We continue to pursue and build core profits and returns over time. We will deploy some additional run rate expenses throughout the year but we expect to achieve revenue gains in the near and intermediate term that will continue to leverage the expense base as we’ve demonstrated consistently over the past year.
Slide 16 illustrates the gradual steps and improvement we have made from focusing on key drivers of profitability and executing our strategy and plan to improve each of them (inaudible).
It’s worth noting that our core ROAA of 1.17 percent for the first quarter of 2017 has steadily increased over this period. We’re highly focused on driving profitable growth and our achievement of results will continue to expand those earnings and value for our shareholders as we further position EFSC for the future. To start the year we are encouraged by the positive results of our legacy company fundamental, the results from the JCB acquisition and those yet to come from our newly expanded organization.
Thank you for your interest in our company and for joining us today. At this time, we’ll open the line for questions.

Operator:	At this time if you would like to ask a question, please press the star and 1 on your touchtone phone. We will take our first question from Jeff Rulis. Please go ahead.

Jeff Rulis:	Thanks. Good afternoon. Circling back on the expenses, on the pre-tax cost, I think you put it about $8 million annually. How much of that, if any, has been achieved at this point?

Keene Turner:
Jeff, it’s very little at this point so we expect most of that is yet to come and really Q3 we expect to see that phase out and there may still be a little bit to go get in Q4 in terms of what we were planning. So still, a lot of that is yet to come given we’re duplicitive systems with duplicitive people, by and large.

Jeff Rulis:	But the thought is that to secure the cost savings by Q4, that run rate will be all in with a little bit of potential, a little higher in Q4.

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Keene Turner:	Yeah, I expect what you’ll see in Q4 will be a good indication of what the fundamental run rate of the combined companies is.

Jeff Rulis:	Then on the merger cost, I think you pegged it at $10 million and I think initially it was 30 percent prior to close and 70 percent after. Is that holding true?

Keene Turner:
Yeah, I think we’ve got $4 to $6 million, something like that left, is what’s on top of my head, so that fits in with where we are at this time and most of those, again, will be next quarter as we have the one-time charges for systems, principally.

Jeff Rulis:	Just switching gears to the fee income side, saw a modest contribution from JCB. More expansion to come on that platform and maybe just the outlook for the income, in general.

Keene Turner:
So JCB’s fee run rate was about a million and a half so we effectively got a half a quarter there. I think you’re seeing some good momentum in the wealth business, in particular. We’re getting new clients and are able to retain the ones that we had and then, I think, we’re positioned in terms of cross selling treasury management and other portions of the platform into the Eagle portfolio, we’ll say, as soon as we have conversion.

So that’s really a second half item but I think we’re feeling good about where we are to date both in the legacy Enterprise book and the run rates from what came over from JCB being level and represents the focus of their teams and our teams since announcement and through close.

Jeff Rulis:	Thanks. I’ll step back.

Keene Turner:	Thanks, Jeff.

Operator:	We will take our next question from Mike Perito. Please go ahead.

Mike Perito:	Good afternoon, guys. I guess, Peter, one last time. Congratulations on retirement.

Peter Benoit:	Thanks, Mike.

Mike Perito:
A couple quick questions. Just to clarify, Keene, on the expenses, not to beat a dead horse here but the $25 to $28 million range, it sounds like you expect to be at the higher end next quarter. Now, is that range inclusive of the $4 to $6 million merger charges that you could incur?

Keene Turner:
No, Mike. Sorry. That’s the core, the $4 to $6 is really outside and that’s kind of the one-time. So right now we’re at the $25 basically so that’s Q1 and then $28 is where we’re looking broad brush strokes for next quarter and then it improves from there.

So you’ve got the cost savings coming out and then you’ve probably got Enterprise legacy or investment in the business combined growth, what you’ve seen historically, in terms of investments we’re able to make when we pull people onto the platform and continue to expand in pursue of revenue. So just linking that back, trending-wise, last year we invested I think $0.16 and an $0.8 run rate and drove $0.50 of core revenue.
So magnitude may be different this year but that’s how we think about the business and that’s how we build our plan. Sometimes the timing of that is a little bit to be determined and I expect that it will be a little bit more second-half weighted, given we’re focused on the acquisition currently.

Mike Perito:
Okay. That makes sense. Thanks for the clarification. Then, maybe a question for Scott. It seemed like your deposit cost held in really strongly but what do you see in the various markets from competitors and where are the expectations on the deposit side? We had

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another rate increase in March. Consensus estimates still factor in at least one or two more this year. What are your updated thoughts on the deposit funding side?

Scott Goodman:
Certainly, from a competitive standpoint we’re seeing deposit pricing creeping more into the market where you may see three or four banks that are outliers on some rates and maybe now you see eight or ten in the market. I think it’s certainly getting more emphasis. I think our position there has been, again, to incorporate it into everything we do every day and because it’s part of our C&I calling, we’re going after relationships. We’re not chasing hot money or going after lumps of special product which keeps our cost lower.

That said, we are focused on expanding deposits in a similar fashion as we’ve expanded loans with some of the specialty niches and that’s really emphasis in getting some leadership into a position to elevate the deposit culture, how we see it, report on it, think about it and incent for it, as well as potentially some other special calling focuses whether it’s by industry, niche or product.

Mike Perito:
That’s a help. Maybe one last one from me for Jim on the JCB acquisition. Obviously, my guess is there’s some similarities but also some differences, culturally, with the JCB team just given the business model and approach. I’m just curious how that side of it’s tracking thus far in the St. Louis market and how the two teams are meshing together?

Jim Lally:
We look at it two ways, looking from the front end of the retail business, consumer business which we’ve been in with them since essentially the announcement. So that culture is going very well and, as Scott mentioned in his comments, the client-facing personnel there hasn’t changed hardly at all. So that certainly is helpful from the soft landing from the client perspective.

On the commercial side if there’s any changes for them, really, it was our process which we’ve integrated very well. As we looked at our team makeup, we’ve assimilated all Eagle partners in teams in Enterprise. Essentially, there’s no islands created. So we’ve created this quasi-buddy system to make sure that it’s a soft landing for them, as well.
But from an underwriting perspective, the cultures have been very much aligned so that’s not been a problem at all in terms of the understanding of how we go to market, how they went to market, because it was very similar.

Mike Perito:	Just one follow-up on that. I guess both of my last two questions a follow-up for. Do you guys have a sense of what your deposit mix is in terms of more like retail consumer versus commercial?

Jim Lally:	I don’t have that offhand. We were 80 percent commercial. Running the math on it, most of Eagle would be what we would have considered to be retail so that’s probably down 20 percent.

Scott Goodman:	Yeah, they’re probably more 20/80 where we’re 80/20. So how ever the math works out.

Mike Perito:	So probably in the range of one-third retail, two-thirds commercial at this point.

Jim Lally:
Maybe just to add to that, given what we’re talking about, the Eagle balance sheet and deposit levels and loan levels has been really stable and steady since acquisition and even since announcement. So we’re pleased there in terms of what their teams have done and what our teams have done and working with them and making sure that the value of that franchise and early on, those results are really there. So that’s been a huge positive for us, as well.

Mike Perito:	Great. Thanks, guys, for taking my questions. I appreciate it.

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Operator:	We will take our next question from Andrew Liesch. Please go ahead.

Andrew Liesch:	Hey, guys. Congratulations, Peter, on your retirement. Just wanted to pass along my congrats.

Peter Benoit:	Thank you, Andrew.

Andrew Liesch:
Just one follow-up question from me on M&A. It sounds like this JCB deal has gone pretty smoothly for you guys. Just curious, what is your appetite for more deals and are there any regions you’re prioritizing or any business lines specifically that you would like to add?

Keene Turner:
We continue to be encouraged by the value that we would continue to get out of it. It has been the customized approach in terms of really understanding what was important to Eagle, what their culture was and the way that we bring that together.

That being said, we’re constantly evaluating options and looking down the road from a longer term. I don’t know that you would necessarily see, from a deal (inaudible) perspective that we would rapidly follow along with a bunch of deals. I think what we’ve really learned in this process for ourselves is the value is in really preserving and growing what Eagle had and, also, we were fortunate enough to find something that was extremely unique in terms of the culture but it really fit well with ours.
But that being said, it’s got to be accretive to earnings, talent and, really, our strategy. Principally, when we look for something, it’s really expanded deposit capabilities and customer service. So that’s where we start and, obviously, we’d like to be expansive in our existing markets, Kansas City, more in St. Louis, Arizona if that opportunity comes around, but we’re open minded about what we look at and we’re also thoughtful about what it means to be in a new market and look at that even more cautiously.

Andrew Liesch:	Okay. Thanks.

Operator:	Once again, to ask a question it is star and 1 on your touchtone phone. We will take our next question from Brian Martin. Please go ahead.

Brian Martin:
Hey, guys. Going back to the margins for just one minute. I think, Keene, you said that they were maybe going to reprice here in the short term and then you had the March benefit that would kick in, as well. Can you just talk a little bit about how you guys are thinking about second quarter for the margin as it relates to both those items and the impact it has?

Keene Turner:
I would say this. I think the first quarter margin performance was even beyond our expectations I think we had a lot of positives on the asset side and the funding side, particularly in the deposits, didn’t move. We don’t necessarily expect that same dynamic. We’re thinking margin sequentially is up but it’s probably more like 5 basis points than the magnitude of what we saw in the first quarter here and you’re probably going to start to see a little bit more creep on the funding side.

We think that, for a number of reasons, maybe not necessarily the absolute deposit trend but we typically get a little bit seasonally tighter in terms of loan to deposit as we go through the middle of the summer and so just the reliance on wholesale funding would cause a little bit of a challenge for us and then we typically build liquidity back in later in the year to round out the asset growth we get throughout the year.
That’s been our cycle for the last three years. So with the wholesale cost now being pretty significantly above where the deposit costs are we wouldn’t have quite as much

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sequential expansion next quarter but there’s still more to come on the loan side and that bodes well for both Q2, Q3, Q4, how ever long we can keep managing the funding side.

Brian Martin:	So the five basis point( range is more realistic considering the funding costs and then we’ll see how that dynamic changes over time. Okay.
Then, just the other part. When you talk about just the C&I growth and your optimism on the loan growth year, I guess, is it fair to say that it still seems like a good chunk of it is focusing more on the specialty part? It seemed like two of those were seasonally weaker this quarter so just curious, and you’re certainly off to a nice start for the year, but any areas you’re more encouraged by, whether it be geographically or by segment, that you feel comfortable with the loan growth numbers so far?

Scott Goodman:
Brian, I would say that what we see certainly on the specialty side is consistent, which has been pretty nice growth. I think the partners we deal with on the EVL side are optimistic and we’ve expanded our base of partners we’re working with there. That is a seasonal business somewhat towards the end of the year in the first quarter but I see that being consistent.

Life insurance, as I said, there’s a little bit of margin pressure there but the pipeline remains consistent. I think we’re consistently optimistic on the specialty businesses. I think, as we’ve brought new talent on the platform both in Kansas City and Arizona, I feel good about our ability to compete there.
I think on the C&I side and using some of the specialty tools like the tax credit product we have, has allowed us to stay out of the fray from some of the CRE competition that we see that competes both on pricing and on structure.
So it’s tough. It’s consistently tough so don’t get me wrong. It’s not easy but I feel good about our team and our ability to execute the way we have, going forward.

Brian Martin:	Have you guys seen a pickup or slowdown in payoffs or has that been pretty consistent?

Scott Goodman:
No. We saw some CRE payoffs, I think. We’re seeing some of the large banks. The product that we’ve seen out that that hit us in the first quarter was really some of the larger banks that have ten-year money but we see them with buckets of ten-year money that come in and out of the market. So while it hit us a little bit in the first quarter, I can’t say that I’m worried about it long term. So no, I don’t see anything other than just normal payoffs on CRE when we do construction financing or SBA504s or products like that.

Brian Martin:	And to finish out, the two folks you guys hired. What markets were they in? I didn’t catch that.

Scott Goodman:
The two I mentioned were in Kansas City. As you recall, we took two of our seasoned Kansas City bankers and transitioned them out to Arizona. So in filling their spots, we brought on some seasoned, ten-plus year bankers from larger competitors in Kansas City.

Brian Martin:	Okay. That’s all I had and I guess, great job, Peter, and congrats and good luck in retirement.

Peter Benoit:	Thanks a lot, Brian.

Operator:	We will take our next question from Peyton Green. Please go ahead.

Peyton Green:	Yes, good afternoon. I was wondering maybe if you could comment, and I know we’re only a month into it, but post the March move have you seen any change in competitive

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behavior or are you seeing credit spreads tighten and absorbing some of that market rate move?

Scott Goodman:	Have we seen competition increase?

Peyton Green:	Yes. I mean, is competitive pressure reducing the credit spread that you’re able to charge in any of the products relative to the market rate movement?

Scott Goodman:
Relative to pricing from competition, certainly. I think again on that longer term fixed rate product if you just look at it on a spread basis, it’s very tight. We’re seeing even 4 percent, ten-year term from some of the big banks so again, that tends to be buckets.

I think from the smaller banks it’s a little hit and miss. They tend to be coupon pricers rather than spread pricers and so when you look at it on a spread basis it’s probably not consistent with our expectations and that where we’ve tried to back away and really rely upon the premium risk-based pricing that we get in some of the niche areas, certainly EVL, for example.
On C&I I think we’re holding spreads there. We’re pricing on a relationship basis so we will get aggressive for good credit where we can get a broad relationship with deposits and fee-based products. But I feel good that we’re still able to compete on that basis with the competition that we see out there.

Jim Lally:
Peyton, I’ll add to that that what we do often is we take a maturity list that’s 18 months into the future and take a look at those credits that we can get ahead of it so it’s not a competitive bid process at a maturity. We’re out there with those clients ahead of time and working on what a solution would be prior to that maturity date.

Peyton Green:
Okay. So beyond the ten-year commercial real estate money and the life insurance premium finance business, everything else is still fairly consistent. You’re able to maintain solid spreads. Is that fair?

Jim Lally:	That’s certainly fair.

Peyton Green:	Okay. Peter, congratulations on doing a fabulous job for the shareholders.

Peter Benoit:	Thanks, Peyton. I appreciate it.

Operator:	We will take a follow-up question from Mike Perito. Please go ahead.

Mike Perito:
Thanks, guy. Keene, just a quick follow-up on the margin, and I apologize if you mentioned this already, but I know you talked about how the March raise should benefit the core margin. I think the rough range that for that was five bps, but the JCB deal, if I remember correctly, was a little diluted to the margin. It sounded like it closed a little lower than where it was when the deal was announced and now it’s only the half quarter impact. If we incorporate both those pieces in enough to offset one another or does the 5 basis points already into consideration some additional drag from the JCB deal?

Keene Turner:
That already includes it, Mike. It’s a good memory and a good question. When we announced the deal, the margins were relatively similar. Ours just bounced a little bit more early in the year as a benefit of the interest rate increase. But the purchase accounting, a little bit, helped mitigate that impact from JCB. But the guidance I gave is reflective of what we’ve already reported and done so that there’s no additional headwind. That 5 is inclusive of that dilution, so to speak, from the margin.

Mike Perito:	Okay. Great. Thanks.

Operator:	At this time, we have no further questions.

Kemasson Transcription & Data         11     blano@kemasson.com 302.521.7954

Jim Lally:	Thank you, everybody, for your interest in our company. We look forward to talking to you next quarter, if not sooner.

Operator:	This does conclude our presentation for the day. Thank you so much for participating. You may disconnect at any time.
(End of call, 41:08)

Kemasson Transcription & Data         12     blano@kemasson.com 302.521.7954